Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this amendment to the Registration Statement on Form F-1 of Global Internet of People, Inc. of our report dated June 27, 2019, except for Notes 1, 2, 4 and 15, as to which the date is August 13, 2019, and Note 12, as to which the date is September 13, 2019, with respect to the consolidated balance sheets of Global Internet of People, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

October 1, 2019